Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 1, 2019, between Fifth Third Bancorp, Fifth Third Bank, and either of their current and former affiliated or related corporate entities, trustees, agents, assigns, successors, owners, board members, officers, directors, employees, employee benefit plans and agents, attorneys, insurers, and reinsurers (hereinafter collectively referred to as, the “Company”), and Teresa Tanner including heirs, agents, and assigns (hereinafter collectively referred to as “Advisor”). Advisor and the Company shall jointly be referred to as “the Parties.”

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ the Advisor as a Special Advisor of the Company for a twenty-four (24) month period and the Parties acknowledge that this employment relationship is contemplated to be no longer than twenty-four (24) months, and

WHEREAS, the Company and the Advisor desire to enter into this Agreement as to the terms of the Advisor’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    POSITION AND DUTIES.

(a)    During the Term of this Agreement (as defined in Section 2 hereof), the Advisor shall serve as a Special Advisor of the Company (the “Position”). In such capacity, Advisor shall perform the customary duties and have the customary responsibilities of such Position and such other duties as may be assigned to Advisor from time to time by the Chief Executive Officer or Chief Human Resource Officer, including without limitation, (i) select coaching assignments, (ii) advise E.W.S. on special projects, (iii) advise on women’s development programs (e.g., W.I.L. and W.O.W. programs), and (iv) assist Chief Human Resources Officer with certain culture, diversity and inclusion initiatives. The Advisor’s principal place of employment with the Company shall be at the Company’s headquarters located in Cincinnati, Ohio, provided that the Advisor understands and agrees that the Advisor may be required to travel from time to time for business purposes. Advisor will report directly to the Chief Human Resource Officer.

(b)    During the Term, the Advisor shall devote the Advisor’s business time, energy, business judgment, knowledge and skill and the Advisor’s best efforts to the performance of the Advisor’s duties with the Company, provided that the foregoing shall not prevent the Advisor, subject to the approval of the Conflict’s Committee where required, from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Advisor’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with the Advisor’s duties hereunder or create a potential business or fiduciary conflict and are consistent with the Company’s compliance and trading policies. Consistent with Advisor’s obligations in Section 9 herein and subject to the approval of the Conflict’s Committee, nothing in this section shall prevent the Advisor from serving on the boards of directors of public boards.

2.    TERM. Advisor shall assume the role as Special Advisor on July 1, 2019 and continue for a period of twenty-four (24) months (the “Term”). Advisor’s employment with the Company is at will, which means that Advisor, or the Company, may terminate Advisor’s employment at any time and for any (or no) reason, subject to the terms set forth in this Agreement.

3.    BASE SALARY. The Company agrees to pay Advisor during the Term a base salary of FORTY-EIGHT THOUSAND, SEVEN HUNDRED FIFTY DOLLARS ($48,750) per month, payable in accordance with the regular payroll practices of the Company (“Base Salary”), less applicable deductions and for which a form W-2 shall be issued. In addition to the foregoing and subject to (i) full execution of this Agreement and (ii) the execution and non-revocation of a general release of claims, which shall be executed and delivered to the Company (and no longer subject to revocation), the Advisor will receive a lump sum payment of THREE HUNDRED NINETY THOUSAND DOLLARS ($390,000), less applicable deductions and for which a form W-2 shall be issued. The lump sum payment shall be paid within 30 calendar days after full execution of this Agreement and expiration of the applicable revocation period of the general release of claims. The Parties agree this is the total compensation that Advisor is be entitled to receive.

All Company equity awards including without limitation RSUs, PSUs, SARs and stock options that are held by Advisor immediately prior to commencement of the Term (including any one-off or special awards or other awards that were not granted in connection with the Company’s ordinary long-term incentive award grant cycle) (collectively, “Equity Awards”) shall continue to vest through the Term and shall otherwise continue to be governed by the terms and conditions of the applicable plans and related award agreements.

Advisor understands and agrees she is not eligible to participate in any other Company compensation plans, including without limitation severance arrangements and variable compensation opportunities. Advisor further understands and agrees that she is not eligible for further grants of equity awards under the Company’s long term incentive compensation plan.

4.    BENEFIT PLANS. During the Term, the Advisor shall be entitled to participate in all employee and fringe benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Advisor’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

5.    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation acceptable to the Company, the Advisor shall be reimbursed in accordance with the Company’s expense reimbursement policy for all ordinary and necessary out-of-pocket business expenses incurred and paid by the Advisor during the Term in connection with the performance of the Advisor’s duties hereunder.

6.    TERMINATION. The Advisor’s employment will terminate at the conclusion of the Term, except as otherwise provided. The Advisor’s employment and the Term shall terminate on the first of the following to occur:

(a)    DEATH. Automatically upon the date of death of the Advisor.

(b)    FOR CAUSE. Immediately upon written notice by the Company to the Advisor of a termination for Cause. “Cause” shall mean:

(i) indictment by federal, state or local authorities in respect of any crime that involves, in the good faith judgment of the Company, theft, dishonesty or breach of trust,

(ii) conviction of any felony,

(iii) commission by the Advisor of any act or omission that results in, or in the good faith judgment of the Company may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony,

(iv) repeated refusal to perform the duties related to Advisor’s position (other than as a result of vacation, sickness, illness or injury),

(v) in the good faith judgment of the Company, fraud or embezzlement of Company property or assets,

(vi) misconduct, moral turpitude, gross negligence or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that is reasonably likely to, in the good faith judgment of the Company, have a material adverse effect on the Company,

(vii) a material breach or violation by the Advisor of any provision of this Agreement, any other agreement between the Advisor and the Company or any Company compliance policies provided in writing to the Advisor, provided that, in the case of clauses (iv and vii), no such determination may be made until the Advisor has been given written notice detailing the specific Cause event and, if the breach is curable, Advisor be provided with a period of fifteen (15) business days following receipt of such notice to cure or remedy such event to the satisfaction of the Company, or

(viii) Advisor’s failure to provide the sixty (60) days’ prior written notice in accordance with Section 6(d) in the event of a resignation by Advisor.

(c)    WITHOUT CAUSE. Immediately upon written notice by the Company to the Advisor of an involuntary termination without Cause (other than for death).

(d)    RESIGNATION BY ADVISOR. Upon sixty (60) days’ prior written notice by the Advisor to the Company of the Advisor’s voluntary termination of employment (which the Company may, in its sole discretion, make effective earlier than any notice date). Advisor agrees that failure to send sixty (60) days’ prior written notice prior to a contemplated resignation is grounds for a termination for Cause of this Agreement.

7.    CONSEQUENCES OF TERMINATION.

(a)    DEATH. In the event that the Advisor’s employment and the Term ends on account of the Advisor’s death, the Advisor or the Advisor’s estate, as the case may be, shall be entitled to the following (with the amounts due to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)    any unpaid Base Salary through the date of termination, AND

(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination.

(b)    TERMINATION FOR CAUSE. If the Advisor’s employment is terminated by the Company for Cause, the Advisor will be entitled to any unpaid Base Salary through the date of termination. Any further salary to which Advisor could have become entitled will cease on the date of such termination. Advisor will also be reimbursed for any unreimbursed reasonable business expenses incurred through the date of such termination. The Parties agree the Advisor shall not be entitled to any additional compensation. In addition, if Advisor’s employment is terminated for Cause prior to March 31, 2020, Advisor shall repay the Company the entirety of the lump sum payment of THREE HUNDRED NINETY THOUSAND DOLLARS ($390,000) referenced in Section 3.

(c)    TERMINATION WITHOUT CAUSE. If the Advisor’s employment by the Company is terminated by the Company other than for Cause, subject to (i) the timely execution and non-revocation of a general release of claims, which shall be executed and delivered (and no longer subject to revocation, if applicable) within thirty (30) calendar days following any termination, and (ii) the Advisor’s continued compliance with the obligations in Section 9, the Advisor will be entitled to receive payment of the remainder of the total Base Salary set forth in Section 3 above (i.e., the remaining unpaid Base Salary owed for the Term of the Agreement).

(d)    TERMINATION DUE TO RESIGNATION BY ADVISOR. If Advisor’s employment is terminated due to Advisor’s resignation before the end of the Term in accordance with Section 6(d) (“Early Termination”), the Advisor will be entitled to any unpaid Base Salary through the date of such Early Termination. Any further salary to which Advisor could have become entitled will cease on the date of such termination. The Parties agree the Advisor shall not be entitled to any additional compensation. In addition, if Advisor’s employment is terminated due to Advisor’s resignation prior to March 31, 2020 in accordance with Section 6(d), Advisor shall repay the Company a pro-rata portion of the lump sum payment of THREE HUNDRED NINETY THOUSAND DOLLARS ($390,000) referenced in Section 3.

(e)    EXPIRATION OF TERM. Upon the expiration of the twenty-four (24) month employment period of this Agreement, Advisor is entitled to no further compensation other than specifically outlined in this Agreement.

(f)    CODE SECTION 280G. To the extent that any amounts payable to the Advisor hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code, payable to the Advisor in connection with the Advisor’s employment by the Company or any of its affiliates, exceed the limitations of Section 280G of the Internal Revenue Code such that an excise tax will be imposed under Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order: (i) any cash severance based on salary continuation, (ii) any other cash amounts payable to the Advisor, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. Unless the Parties otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Advisor and the Company.

(g)    OTHER OBLIGATIONS. Upon any termination of the Advisor’s employment with the Company, the Advisor shall immediately terminate from any other position as an officer, director or fiduciary of any Company-related entity and shall subsequently provide assistance to the Company as needed to execute any documents reasonably requested to effect such resignations. In the case of any termination for any reason, Advisor’s Equity Awards shall be governed by the terms and conditions of the applicable plans and related award agreements.

(h)    EFFECT OF SUBSEQUENT DISCOVERY OF GROUNDS FOR CAUSE. Notwithstanding any provision of this Agreement to the contrary, in the event that, within two (2) years following any termination or resignation of the Advisor, the board of directors of the Company (the “Board”) discovers that the Advisor committed any act or omission prior to such termination or resignation that, in the reasonable judgement of the Board, constitutes Cause under this Agreement, any such amounts previously paid to the Advisor shall be immediately repaid to the Company.

(i)    EXCLUSIVE REMEDY. The amounts payable to the Advisor following termination of employment and the Term hereunder hereof shall be in full and complete satisfaction of the Advisor’s rights under this Agreement and any other claims that the Advisor may have in respect of the Advisor’s employment with the Company or any of its affiliates, and the Advisor acknowledges that such amounts are fair and reasonable, and are the Advisor’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Advisor’s employment hereunder or any breach of this Agreement.

8.    COMPLIANCE WITH OTHER AGREEMENTS. Any and all amounts payable and benefits or additional rights that may be provided pursuant to this Agreement shall only be paid or provided if the Advisor does not materially breach any other agreement between the Advisor and the Company or its affiliates, whether entered into prior to, concurrently with or subsequent to this Agreement.

9.    RESTRICTIVE COVENANTS. As a material inducement to the Company entering into this Agreement, the Advisor hereby agrees to the provisions of this Section 9, all of which shall survive the termination or resignation of the Advisor’s employment with the Company or the expiration of this Agreement.

(a)    CONFIDENTIALITY.

The Advisor acknowledges that, in the course of her employment with the Company, the Advisor has access to the Confidential Information (as hereinafter defined) of the Company. Both during the Term and after the termination of the Advisor’s employment hereunder for any reason, the Advisor shall treat and hold as confidential all of the Confidential Information of the Company, refrain from disclosing or using any of the Confidential Information of the Company except in connection with the Advisor’s employment, and except as otherwise required hereunder or as may be required by law. If, in the absence of a protective order or the receipt of a waiver hereunder, the Advisor is compelled to disclose any Confidential Information under any court order, the Advisor may disclose the Confidential Information; provided, however, that the Advisor shall first have given the Company prompt notice of the requested disclosure and the Advisor, if requested by the Company, has used her best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. In the event that Advisor is subject to a subpoena, court order, or otherwise compelled to testify, appear, or provide information regarding the Company, Advisor will, if permitted by law, within two (2) business days after receipt, provide written notice to the Company to:

Mr. Robert Shaffer

Fifth Third Bank

38 Fountain Square Plaza

MD 109053

Cincinnati, OH 45202

Bob.shaffer@53.com

(i)    Nothing contained in this agreement or otherwise prohibits or prevents the Advisor from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.). Under the federal Defend Trade Secrets Act of 2016, the Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made to the Advisor’s attorney in relation to a lawsuit for retaliation against the Advisor for reporting a suspected violation of law, or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Advisor represents and warrants that Advisor has not disclosed to any person (other than Advisor’s immediate family, attorneys and tax advisers), the terms of this Agreement. Advisor understands and acknowledges that this Agreement will be publicly filed by the Company with the Securities and Exchange Commission, but that this filing does not permit Advisor to breach her obligation of confidentiality.

(ii)    For purposes of this Agreement, “Confidential Information” includes, but is not limited to: (A) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures, (B) product and technical information, such as product formulations, new and innovative product ideas, research and development projects, investigations, new business development, sketches, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, algorithms, and computer models, (C) marketing information, such as new marketing ideas, markets, mailing lists, their names and addresses, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the financial arrangements between the Company and such customers, specific customer needs and requirements, leads and referrals to prospective customers, and data on the effectiveness of any particular marketing campaign or advertising venue or method, (D) vendor information, such as the identity of the Company’s vendors, their names and addresses, the names of representatives of the Company’s vendors responsible for entering into contracts with the Company, the financial arrangements between the Company and such vendors, specific vendor needs and requirements, and leads and referrals to prospective vendors, and (E) personnel information, such as the identity and number of the Company’s other employees, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities. Trade Secrets are items of Confidential Information that meet the requirements of applicable federal or state trade secret law. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(iii)    “Confidential Information” shall not include information that (A) was known to the public prior to its disclosure to the Advisor, or (B) becomes generally known to the public subsequent to disclosure to the Advisor through no wrongful act of the Advisor or any representative of the Advisor.

(iv)    The Advisor acknowledges that the Confidential Information and Trade Secrets were and in the future may be acquired and/or developed by the Company at great effort and expense, and are a special, valuable and unique asset of the Company. The Advisor acknowledges that any wrongful use or disclosure of any Confidential Information and Trade Secrets could greatly damage the Company, causing irreparable harm and injury.

(v)    The Advisor acknowledges and agrees that all copies (in any form whatsoever) of all memoranda, documents, data, records, notes and other written information in her possession or under her control, which contain or pertain to any Confidential Information and Trade Secrets, shall at all times be the sole and exclusive property of the Company. The Advisor further agrees to deliver to the Company, immediately upon separation from employment for any reason and at any time the Company so requests, (A) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever or otherwise relating to the business of the Company, (B) lists of customers or leads or referrals to prospective customers of the Company, and (C) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Advisor may then possess or have under her control.

For any equipment or devices owned by the Advisor on which proprietary information of the Company is stored or accessible, the Advisor shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. The Advisor expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

(vi)    The Advisor agrees that she shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information or any Intellectual Property belonging to any former employer or other third party.

(b)    NONCOMPETITION.

(i)    Advisor acknowledges that she has extensive knowledge of the Company’s confidential information and trade secrets, and that she has developed customer relationships on behalf of the Company. Advisor agrees that for the three-year (3-year) period after signing this Agreement, Advisor shall not become an employee or director of, or a consultant or advisor or otherwise, directly or indirectly, provide services to a bank (other than the Company), including work performed on behalf of any third party to benefit a bank (other than the Company), unless Advisor receives express written consent from the Chief Human Resource Officer. Because the Company’s customers are located throughout the United States and Advisor’s extensive knowledge of the Company’s confidential information and trade secrets, the restrictions contained in this paragraph shall apply throughout the United States.

(ii)    The post-employment obligations contained in the Confidential Information and Non-Solicitation Agreement between Advisor and the Company (the “Confidential Information Agreement”), signed in connection with Equity Awards issued to Advisor, shall remain in full force and effect.

(c)    NONDISPARAGEMENT.

Advisor agrees and covenants that she shall not slander, disparage or make any negative public statements about the Company or take any other actions that damage its business interests, reputation, or good name, including, but not limited to, disparaging or inducing or encouraging others to disparage the Company. Nothing in this provision shall prevent Advisor from testifying truthfully as required by law or making disclosures to Government Agencies as specifically set forth in Section 9(a)(i) of this Agreement. Nothing in this Agreement shall be deemed to prohibit or restrict in any way either of the Parties from, or to impose an obligation to defend, indemnify, or hold harmless as a result of either of the Parties taking action in, reporting or providing information to, or communicating with, any governmental authority, regulatory agency, or self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, and the Financial Industry Regulatory Authority. The Parties are not required to notify each other that they have provided such information or reported or communicated with any such entity.

(d)    CONFLICT OF INTEREST. During employment with the Company, the Advisor may not use her position, influence, knowledge of Confidential Information or Trade Secrets or the assets of the Company for personal gain, except as specifically provided in this Agreement. A direct or indirect financial interest, including joint ventures in or with a customer or prospective customer without disclosure and the express written approval of the Conflict’s Committee is strictly prohibited during employment with the Company.

(e)    REASONABLENESS OF COVENANTS. By signing this Agreement, the Advisor gives the Company assurance that the Advisor has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Advisor acknowledges and agrees that the Company is engaged in a highly competitive business. The Advisor agrees that because of her position and responsibilities with the Company and her access to the Confidential Information and Trade Secrets, these restraints are necessary for the reasonable and proper protection of the Company, their Confidential Information and Trade Secrets and customer goodwill, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Advisor from obtaining other suitable employment during the period in which the Advisor is bound by the restraints. The Advisor agrees that, before providing any services to any entity during the period of time that the Advisor is subject to the constraints in Section 9 hereof, the Advisor will provide a copy of this Agreement (including, without limitation, this Section 9) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.

The Advisor acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that the Advisor has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Advisor further covenants that the Advisor will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. The Company shall be entitled to recover all reasonable sums and costs, including attorneys’ fees, incurred to defend or enforce the provisions of this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Advisor’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9(e).

(f)    REFORMATION. If it is determined by a court of competent jurisdiction or arbitrator that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the fullest extent permissible under applicable laws and public policies. To the extent any such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

(g)    TOLLING. In the event of any violation of the provisions of this Section 9, the Advisor acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h)    SURVIVAL OF PROVISIONS. The obligations contained in Section 9 hereof shall survive the termination or resignation of the Advisor’s employment with the Company and shall be fully enforceable thereafter.

(i)    COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Advisor agrees that while employed by the Company and thereafter, the Advisor will respond and provide information with regard to matters in which the Advisor has knowledge as a result of the Advisor’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Advisor’s employment with the Company (collectively, the “Claims”). This cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, responding to regulatory matters, and appearance at trial. If Advisor is contacted by someone other than the Company concerning any legal issue involving the Company, if permitted by law, Advisor shall immediately notify the Company of such contact. Such notification shall be made to:

Mr. Robert Shaffer

Fifth Third Bank

38 Fountain Square Plaza

MD 109053

Cincinnati, OH 45202

Bob.shaffer@53.com

Nothing in this Agreement shall be construed as requiring Advisor to do anything other than be truthful in any testimony or communication in connection with any legal issue or any other matters involving or regarding the Company. The Advisor agrees to promptly inform the Company if the Advisor becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Advisor also agrees to promptly inform the Company (to the extent that the Advisor is legally permitted to do so) if the Advisor is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Advisor (other than in connection with any litigation or other proceeding in which the Advisor is a party-in-opposition) with respect to matters the Advisor believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Advisor shall not communicate with anyone (other than the Advisor’s attorneys and tax and/or financial advisors and except to the extent that the Advisor determines in good faith is necessary in connection with the performance of the Advisor’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Advisor for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Advisor in complying with this Section 9(i).

10.    EQUITABLE RELIEF AND OTHER REMEDIES. The Advisor acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Advisor agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Advisor of this Agreement, any ongoing compensation being paid to the Advisor pursuant to this Agreement or otherwise shall immediately cease, and any compensation pursuant to this Agreement previously paid to the Advisor shall be immediately repaid to the Company.

11.    NO ASSIGNMENTS. This Agreement is personal to each of the Parties. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Advisor:

Teresa Tanner

2521 Salem Street

Cincinnati, Ohio 45208

4tjtanner@gmail.com

If to the Company:

Mr. Robert Shaffer

Fifth Third Bank

38 Fountain Square Plaza

MD 109053

Cincinnati, OH 45202

Bob.shaffer@53.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14.    SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

15.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.    ENTIRE AGREEMENT. This Agreement and the post-employment obligations contained in the Confidential Information Agreement, signed in connection with Equity Awards issued to Advisor supersede all existing agreements between the Company and Advisor, whether oral, written, expressed or implied. This Agreement shall not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by the Parties to this Agreement.

17.    GOVERNING LAW AND AGREEMENT TO BRING CLAIMS IN SHORTENED PERIOD. This Agreement and any agreements incorporated by reference herein shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its conflict of laws provisions. Any and all disputes, claims or controversies (hereinafter, “Claims”) between the Parties relating to or arising out of this Agreement and any agreements incorporated by reference herein, or the termination of this Agreement or Advisor’s employment with the Company for any reason, including any and all local, state and federal statutory claims (including any and all statutory claims of discrimination and retaliation under city, state or federal law), shall take place in the state or federal courts located in Hamilton County, Ohio. ADVISOR AND THE COMPANY HEREBY WAIVE, AS AGAINST THE OTHER, THE RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT. Each Party hereto submits to the exclusive jurisdiction of the state and federal courts located in Hamilton County, Ohio, for any action.

18.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Advisor and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The failure of either the Company or the Advisor, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Advisor and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(i)    It is further agreed that neither this Agreement nor any part of this Agreement will be used (or admitted into evidence) in any legal proceeding, except (i) to enforce this Agreement, (ii) for use in workers’ compensation or unemployment proceedings, or (iii) to establish Advisor’s affirmations or warranties contained in this Agreement.

(ii)    The language used in this Agreement will be deemed to be the language chosen by Advisor and the Company to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against either the Company or Advisor.

19.    REPRESENTATIONS. The Advisor represents and warrants to the Company that (a) the Advisor has the legal right to enter into this Agreement and to perform all of the obligations on the Advisor’s part to be performed hereunder in accordance with its terms, and (b) the Advisor is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Advisor from entering into this Agreement or performing all of the Advisor’s duties and obligations hereunder. The Advisor acknowledges that the Advisor has had the opportunity to consult with Advisor’s own independent legal counsel in connection with the negotiation of the terms and conditions of this Agreement, including but not limited to the forum selection and choice of law provisions herein. This Agreement has been negotiated by sophisticated Parties, and each Party shall be deemed to have drafted this Agreement and there shall be no presumption that its provisions will be construed against either party.

20.    TAX MATTERS.

(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Advisor agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b)    SECTION 409A COMPLIANCE.

(i)    The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Advisor and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Advisor by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Advisor is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Advisor, and (B) the date of the Advisor’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Advisor in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Advisor, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)    For purposes of Code Section 409A, the Advisor’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Robert P. Shaffer

Name:	Robert P. Shaffer

Title:	EVP, Chief Human Resources Officer

ADVISOR

/s/ Teresa J. Tanner